                                                                    EXHIBIT 10.9


                         [LETTERHEAD OF PRAXAIR, INC.]



                                                         February 26, 1997


Mr. Gerald M. Glenn
President and Chief Executive Officer
Chicago Bridge & Iron Company                   BUSINESS CONFIDENTIAL
1501 North Division Street
Plainfield, IL 60544-8929

Dear Gerald,

This letter is to formalize Praxair's offer to you and your management team, and your acceptance of the position as president and chief executive officer of Chicago Bridge & Iron Company (CB&I).

The clarification is as follows, and replaces and supersedes all prior agreements concerning the subject matter of this letter.

Praxair is in the process of selling its interest in CB&I, either through a public offering or a private sale to a third party.

a) In the event that all or part of the shares of common stock of CB&I owned by Praxair are sold in a public offering, Praxair shall cause for you and the members of your management team to receive (in accordance with the Management Plan to be adopted by the Board of Directors) shares of common stock in CB&I over and above the shares held by Praxair (Additional Shares). The value of the amount of Additional Shares (using the initial public offering price) shall equal the value of a percentage of the total Enterprise Value as set forth below:

Enterprise Value                $250mm          $300mm          $350mm

Percentage Share                  6%              7%              8%

Incentive Value                   15mm            21mm            28mm

For each $50 million in Enterprise Value over $350 million, the amount of percentage share for you and management shall increase by 1%. For values less than $250mm, the amount of percentage share for you and management shall decrease by 1%. Pro-rating shall, in any event, occur in between the actual Enterprise Value and the last preceding named increment.

For example, if "Enterprise Value" equals $290mm, the percentage share would equal 6.8% and the Incentive Value would equal $19.72mm, totaling 986,000 Additional Shares (assuming a per share price of $20).

        Your share of the Additional Shares shall be one half of those shares and the remaining one half shall be available for members of your management team, as shown in the attached "Schedule A".

        In the event of a public offering, Enterprise Value shall be defined as follows:

        Enterprise Value equals the total value of all of the shares of common stock issued (including, but not limited to, shares issued to you and your management team pursuant to this letter) at the price the shares are sold in the initial public offering as if all the shares of common stock were sold at such time, less a fixed amount of Thirteen million, six hundred thousand dollars ($13,600,000) representing all costs and fees paid by Praxair to third parties (other than employees of CB&I) in connection with the initial public offering (including, but not limited to, the cost of reorganization of CB&I as a Dutch holding company), plus a fixed amount of Fifty-five million dollars ($55,000,000) representing debt to be paid, plus a cash dividend of Five million dollars ($5,000,000), minus a fixed amount of Seven million dollars ($7,000,000), representing the value of excess cash.

b) In the event that all or part of the shares held by Praxair are sold in a private sale to a third party, Praxair shall pay to you a cash incentive fee, the amount of which shall be determined as follows:

Enterprise Value                $250mm          $300mm          $350mm

Percentage Share                 3.0%            3.5%            4.0%

Incentive Fee                    7.5mm          10.5mm            14mm


        For each $50mm in Enterprise Value over $350 million, the amount of the Incentive Fee shall increase by 0.5%. For values less than $250mm, the amount of the Incentive Fee shall decrease by 0.5%. Pro-rating shall, in any event, occur for values in between the actual Enterprise Value and the last preceding named increment.

        For example, if "Enterprise Value" equals $290mm, the percentage share would equal 3.4% and the value of the cash payment for the Incentive Fee would equal $9.86mm.

        There will be no cash Incentive Fee for members of your management team other than as provided in the separate "Success Fee and Severance Compensation Agreement" letter dated February 26, 1997, other than may be, or may have been, agreed to in another agreement.

        In the event of a private sale, Enterprise Value shall be defined as follows:

        Enterprise Value equals the total consideration paid by the Buyer to Praxair (giving full value for any part of the consideration not in cash including, but not limited to, debt assumed by the Buyer), less out of pocket costs and fees paid to third parties (other than employees of CB&I) in connection with the sale (including, but not limited to, the reorganization of CB&I as a Dutch holding company or otherwise), plus the value of any cash extracted by Praxair since January 1, 1997, including, but not limited to, a dividend in a fixed amount of Five million dollars ($5,000,000), and less any liability of CB&I that Praxair assumes including, but not limited to, inter-company debt.

        Payment to Gerald M. Glenn shall be made within ten (10) days of the closing of the private sale.

As it related to your 1997 Annual Incentive, we have agreed that the Target Payout Range is 75% of your base pay.

If you are in agreement with this clarification, please execute a copy of this letter and return to me.

                                        Sincerely,

                                        /s/ E. G. Hotard


EGH:cl


cc:  J.A. Clerico
     J.F.X. Fusaro


Agreed and Accepted


/s/ Gerald M. Glenn
--------------------------------------
Gerald M. Glenn
President and Chief Executive Officer

                                  SCHEDULE A
                                  ----------




                                                           Percentage of
                                                          Enterprise Value
                                                          ----------------

T.J. Wiggins                                                     0.75%

T.L. Aldinger                                                    0.75%

R.H. Wolfe                                                       0.25%

S.M. Duffy                                                      0.125%

C.D. Bassett                                                    0.125%

G.M. Galdo                                                     0.0625%

Approximate 45 other management participants                      *




(*)     To be allocated by G.M. Glenn at his sole and complete discretion.  The total of Enterprise Value allocated to the approximate 45 participants when added to the percentage of Enterprise Value already allocated to the six (6) named executives will be equal to one half (1/2) of the total percentage share.

                         Chicago Bridge & Iron Company
                           1501 North Division Street
                        Plainfield, Illinois  60544-8984

                                August 26, 1996

Mr. Timothy Wiggins
4866 Deer Ridge Drive North
Carmel, IN  46033

Dear Tim:

          I am pleased to modify our offer to you for the position of Vice President and Chief Financial Officer of the Chicago Bridge & Iron Company located in Plainfield, Illinois.

          Your base salary in this position will be $220,000 per year. In addition, in 1996, you will be eligible for an incentive bonus based on performance. While this amount is discretionary in nature, you will be guaranteed a minimum payment of $30,000.

          In addition to a base salary and bonus, you will be eligible to participate in the programs listed below. As we have discussed, many of these programs are currently under development and specific details are not yet available. However, the information listed below is intended to provide a conceptual framework for this offer of employment.

          INCENTIVE COMPENSATION
          ----------------------

          For the year 1997, you will participate in a yet to be determined short-term incentive compensation program with a targeted bonus of not less than 25% of base pay. Target bonus is defined as the level of bonus payout which results from average company and individual performance.

          RESTRICTED STOCK
          ----------------

          You will be eligible to receive a restricted stock grant based on the enterprise value realized by Praxair, Inc. from an initial pubic offering of the Chicago Bridge & Iron Company. The amount of the grant will be three quarters (3/4) of one (1) percent (.75%) of the enterprise value received by Praxair. An example of the calculation:

                Value Realized by Praxair    Minimum Value of Grant
                ---------------------------  ----------------------
                       200 Million                 $1,500,000
                       250 Million                 $1,875,000
                       300 Million                 $2,225,000

          This significant reward is intended to recognize the importance of your individual contribution to a successful initial public offering initiative. These restricted shares will become vested to you, free of any restrictions, on the third anniversary of the grant date subject to your continued employment through that date.

          INCOME SECURITY
          ---------------

          In the event of a sale of Chicago Bridge & Iron which results in your termination, or a significant reduction in your level of responsibility, during your first two (2) years following the transaction, you will be eligible to receive a lump sum payment equal to $1,000,000.00. This payment will be made to you within thirty (30) days of your separation.

          In the event that Praxair, Inc. chooses to pursue a disposition alternative other than the sale or Initial Public Offering of the Chicago Bridge & Iron Company, Praxair will design a compensation vehicle which will provide a value equivalent to the restricted stock you would have received from an I.P.O.

          RELOCATION
          ----------

          You will be eligible to participate in the Chicago Bridge & Iron relocation program which includes a home purchase provision. Details of this program have been faxed to you for review.

          MISCELLANEOUS
          -------------

          As an exception to Policy, you will receive the following executive benefits:

                .  Four (4) weeks of paid vacation annually.

                . Use of a company owned vehicle (American-made, full size sedan i.e., Buick or equivalent) or an automobile allowance of $500.00 per month.

                . We will work with you to obtain a preexisting condition waiver from our health care plan in order to provide coverage for Brian's impending surgery.

                . The company will provide a country club membership and dues to facilitate your business entertainment needs.

                . Effective on your start date, you will become a member of the Interim Board of Directors for CB&I. The Board is comprised of Praxair and CB&I employees and was established to provide for the effective management of the business prior to a sale or I.P.O.

          The make up of the Board after an I.P.O. has not been determined. However, should it be decided that the Board will have more than one internal member, I will recommend that you be selected for that position.

          Under separate cover, you have received materials which describe the benefit programs in which you will be eligible to participate. As discussed, these programs are in transition and you will be advised of any new or revised plans as information becomes available.

          This offer is contingent upon successful completion of a company required drug test which must be taken prior to your start date. Please contact my office as soon as possible to schedule this test. I look forward to your affirmative response no later than Friday, August 30. If you have any questions regarding this offer, please do not hesitate to call.

                                    Sincerely,

                                    /s/ Gerald M. Glenn
                                    -------------------

                                    Gerald M. Glenn
                                    Chief Executive Officer &
                                    President

cc:  Stephen Duffy
Enclosures

ACCEPTED: /s/ Timothy Wiggins
          ----------------------
             Mr. Timothy Wiggins

                         Chicago Bridge & Iron Company
                           1501 North Division Street
                        Plainfield, Illinois 60544-8984


November 7, 1996

Mr. Robert H. Wolfe
3373 Faring Road
Mountain Brook, AL  35223

Dear Bob:

          I am pleased to modify our offer to you for the position of Vice President and General Counsel of the Chicago Bridge & Iron Company located in Plainfield, Illinois.

          Your base salary in this position will be $175,000 per year. In addition, in 1996, you will be eligible for an incentive bonus based on performance. While the amount is discretionary in nature, you will be guaranteed a minimum payment of $5,000.00.

          In addition to a base salary and bonus, you will be eligible to participate in the programs listed below. Many of these programs are currently under development and specific details are not yet available. However, the information listed below is intended to provide a conceptual framework for this offer of employment.

          INCENTIVE COMPENSATION
          ----------------------

          For the year 1997, you will participate in a yet to be determined short-term incentive compensation program with a targeted bonus of net less than 25% of base pay. Target bonus is defined as the level of bonus payout which results from average company and individual performance.

          RESTRICTED STOCK
          ----------------

          You will be eligible to receive a restricted stock grant based on the enterprise value realized by Praxair, Inc., from an initial public offering of the

          Chicago Bridge & Iron Company. The amount of the grant will be one quarter (1/4) of one (1) percent (.25%) of the enterprise value received by Praxair. An example of the calculation:

              Value Realized by Praxair    Minimum Value of Grant
              ---------------------------  ----------------------

                    200 Million                  $500,000
                    250 Million                  $625,000
                    300 Million                  $750,000

          This significant reward is intended to recognize the importance of your individual contribution to a successful initial public offering initiative. These restricted shares will become vested to you, free of any restrictions, on the third anniversary of the grant date subject to your continued employment through that date.

          INCOME SECURITY
          ---------------

          In the event of a sale of Chicago Bridge & Iron which results in your termination, a reduction in pay or benefits, relocation of over 50 miles, or a significant reduction in your level of responsibility or job status, during your first two (2) years following the transaction, you will be eligible to receive a lump sum payment equal to $750,000. This payment will be made to you within thirty (30) days of your separation.

          In the event that Praxair, Inc. chooses to pursue a disposition alternative other than an Initial Public Offering, Praxair will design a compensation vehicle which will provide incentive to maximize their value realization. You will be a participant in the program.

          RELOCATION
          ----------

          You will be eligible to participate in the Chicago Bridge & Iron relocation program which includes a home purchase provision. Details of this program are enclosed for your review.

          MISCELLANEOUS
          -------------

          As an exception to Policy, you will receive the following executive benefits:

                . Use of a company owned vehicle (American-made, full-size sedan, i.e., Buick or equivalent) or an automobile allowance of $500.00 per month.

          Also enclosed are materials which describe the benefit programs in which you will be eligible to participate. As discussed, these programs are in transition and you will be advised of any new or revised plans as information becomes available.

          This offer is contingent upon successful completion of a company required drug test which must be taken prior to your start date. Please contact my office as soon as possible to schedule this test. I look forward to your affirmative response no later than November 11, 1996. If you have any questions regarding this offer, please do not hesitate to call.

                                    Sincerely,

                                    /s/ Gerald M. Glenn
                                    ------------------------
                                    Gerald M. Glenn
                                    Chief Executive Officer &
                                    President

cc:  Stephen Duffy

Enclosures

ACCEPTED: /S/ ROBERT H. WOLFE
          -------------------
              Robert H. Wolfe

                         [LETTERHEAD OF PRAXAIR, INC.]

                                October 9, 1996


Mr. C. David Bassett
815 Jonesville Road
Simpsonville, SC  29681

Dear David:

The following letter has been revised to reflect our discussions regarding your offer of employment.

I am pleased to offer you the position of Vice President Engineering, Fabrication and Logistics for the Chicago Bridge & Iron Company located in Plainfield, Illinois.

Your base salary in this position will be $100,000 per year. This rate recognizes the fact that you will devote approximately 60% of normal business hours to this position. As discussed, should your involvement require significant additional hours (above the 1,200 hour range) those additional hours will be compensated at the rate of $75.00 per hour. Furthermore, in 1996, you will be eligible for an incentive bonus based on performance. While this amount is discretionary in nature, you will be guaranteed a minimum payment of $15,000.

In addition to a base salary and bonus, you will be eligible to participate in the programs listed below. As we have discussed, many of these programs are currently under development and specific details are not yet available. However, the information listed below is intended to provide a conceptual framework for this offer of employment.

        INCENTIVE COMPENSATION
        ----------------------

        For the year 1997, you will participate in a yet to be determined short-term incentive compensation program with a targeted bonus of not less than 40% of base pay. Target bonus is defined as the level of bonus payout which results from average company and individual performance.

        RESTRICTED STOCK
        ----------------

        You will be eligible to receive a restricted stock grant based on the enterprise value realized by Praxair, Inc. from an initial public offering of the Chicago Bridge & Iron Company. The amount of the grant will be one eighth of one (1) percent or .0125 of the enterprise value received by Praxair. An example of the calculation:

                Value Realized by Praxair               Minimum Value of Grant
                -------------------------               ----------------------

                        200 Million                             $250,000
                        250 Million                             $312,500
                        300 Million                             $375,000

Mr. C. David Bassett
October 9, 1996
Page Two



        This significant reward is intended to recognize the importance of your individual contribution to a successful initial public offering initiative. These restricted shares will become vested to you, free of any restrictions, January 1, 1999.

        MISCELLANEOUS
        -------------

        . It is understood that you will retain your principal residence in South Carolina. During your employment you will be provided with an appropriate two bedroom apartment in the Chicago area, as well as the use of a company provided automobile. In addition, you will be provided with round-trip air fare to your home location on an as needed basis (not to exceed two trips per month).

        . You will be eligible to receive a pre-existing condition waiver from our Health Care Plan for expenses related to your medical condition (adult diabetes). Normal coverage will apply.

Enclosed are materials which describe the benefit programs in which you will be eligible to participate. As discussed, these programs are in transition and you will be advised of any new or revised plans as information becomes available.

This offer is contingent upon successful completion of a company required drug test which must be taken prior to your start date. Please contact my office as soon as possible to schedule this test. I look forward to your affirmative response no later than Tuesday, October 15. If you have any questions regarding this offer, please do not hesitate to call.

Sincerely,


/s/ Gerald M. Glenn

Gerald M. Glenn
Chief Executive Officer & President

cc:  Stephen Duffy
Enclosures




ACCEPTED:  /s/ C. David Bassett
         ----------------------
         Mr. C. David Bassett
         Oct. 14, 1996